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                                                                    EXHIBIT 99.1



NEWS RELEASE

                   O.I. CORPORATION ENTERS STRATEGIC ALLIANCE
                            WITH INTELLIGENT ION, INC


College Station, Texas, December 12, 2003 - O.I. Corporation (NASDAQ Symbol:
OICO) today announced that it entered into a strategic alliance with Intelligent Ion, Inc. ("III"). The alliance includes a commercial agreement between the parties and OI's investment of $1,000,000 in a Series A Preferred share offering by III. Upon conversion, OI's investment will represent, on a fully diluted basis, approximately 10% ownership in III common shares.

In connection with the Investment, OI has the right to appoint two directors to serve on III's Board of Directors. OI has named William W. Botts, currently president of O.I. Corporation, and Dr. Richard W. K. Chapman to serve on III's Board. In addition to serving as a director on OI's Board, Dr. Chapman is partner of GlenRose Capital and was formerly CEO of ThermoQuest Corporation.

Under the commercial agreement, OI will provide up to $1,350,000 for certain product developments by III and obtain access to intellectual property controlled by III. Upon successful completion of the product developments, III will manufacture and sell products to OI for use in a new product currently under development by OI. OI is entitled to recover this development funding through a product purchase or license fee credits from III.

Based in Seattle, Washington, III is an early-stage company (founded in January
2000), which has developed and plans to bring to market a line of miniaturized mass spectrometers. III has assembled a portfolio of technology through licensing and in-house development, which it believes will improve the speed and usability of biological and chemical information. III reports that it plans to launch its mass spectrometer and gas chromatographic-mass spectrometer instruments in 2nd Q 2004.

Regarding this investment, Will Botts, president of OI, said,

         "We are excited about this alliance with III. We believe it will allow us to obtain technology required to develop leading edge products for use in homeland defense and security and other markets. We are impressed with III's range of intellectual property and their skill in packaging and miniaturization; both of which are important in our new product vision.

         The investment and commercial agreements are consistent with our strategy to significantly increase investment in new product development. We recognize this investment might represent higher risk than an internal development, but we believe the risk is appropriate, considering it provides access to additional intellectual property and development skills that we do not possess, and that should shorten our time to market."

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O.I. Corporation provides innovative products for chemical analysis. The
Company's products perform sample preparation, detection, analysis, measurement, and monitoring applications in food, beverage, pharmaceutical, semiconductor, power generation, chemical, petrochemical, and defense industries. Headquartered in College Station, Texas, the Company's products are sold worldwide by a direct sales force, independent sales representatives, and distributors.


CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this press release contain or are based on "forward-looking" information (that OI believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties. Words such as "may", "will", "intends", "should", "expects", "plans", "projects", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or "opportunity" or the negative of these terms or words of similar import are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that III will successfully develop products that can be used by OI. Such statements are subject to numerous assumptions and uncertainties, many of which are outside OI's control. These include, but are not limited to, the ability of III to execute its current business plan, including the development of certain products for OI, and to operate with limited funds; and OI's ability to successfully integrate products developed by III into its own existing or newly developed products. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Actual outcomes are dependent on various factors. Risk factors related to OI's business are more fully discussed in OI's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release and we undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Investor Relations
Jane A. Smith/V.P.-Corp. Sec.
PH: (979) 690-1711
Web Site: www.oico.com